Ex-(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Pre-Effective Amendment No. 2 (No. 333-213902) and Post-Effective Amendment No. 19 (No. 811-21969) to the Registration Statement of The GDL Fund (Form N-2) of our report dated February 28, 2017 on the financial statements and financial highlights of The GDL Fund (the “Fund”) included in the Fund’s Annual Report to shareholders for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

August 2, 2017